Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and the use of our report dated March 26, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 2, as to which the date is May 16, 2012, and except for the retroactive effect of the 1-for-2.6443 reverse stock split as described in Note 1, as to which the date is October     , 2012, in the Amendment No. 5 to the Registration Statement (Form S-1/A) and related Prospectus of Kythera Biopharmaceuticals, Inc. dated September 24, 2012.

Ernst & Young LLP
Los Angeles, California October , 2012

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

/s/ Ernst & Young LLP
Los Angeles, California September 21, 2012